Exhibit 10.3

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 1, 2021, by and among Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), Montes Archimedes Acquisition Corp., a Delaware corporation (“MAAC”), Patient Square Capital LLC, a Delaware limited liability company (the “MAAC Sponsor”), and solely for purposes of Sections 1(b), 1(d), 4, 5, 8(a) and (b), 9 (solely for purposes of his or her representations or warranties therein), 10 through 13 and 14 through 23 (to the extent related to the foregoing sections) the Insiders (as defined below). Each of the Company, MAAC, the MAAC Sponsor and each of the Insiders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Each of the MAAC Sponsor and each of the Insiders are sometimes referred to herein individually as a “Shareholder.” Except as otherwise specified herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, MAAC, the Company and Rhine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Business Combination Agreement contemplates that, on the terms and subject to the conditions therein, (a) on the Closing Date prior to the Closing, the Company will consummate the Company Pre-Closing Steps, and (b) on the Closing Date promptly following consummation of the Company Pre-Closing Steps, Merger Sub will merge with and into MAAC (the “Merger”), with MAAC as the surviving corporation in the Merger and, after giving effect to such Merger, becoming a wholly-owned Subsidiary of the Company (collectively, and together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”);

WHEREAS, reference is hereby made to the following Contracts (collectively, the “Affected Agreements”):

(A) that certain Letter Agreement dated October 6, 2020 and delivered by the MAAC Sponsor to MAAC (the “Sponsor Letter”);

(B) those certain Letter Agreements, dated October 6, 2020, and delivered by each of George Barrett, James Momtazee, Maria Walker and Stephen Oesterle (each, an “Insider” and, collectively, the “Insiders”) to MAAC (each, an “Insider Letter” and, collectively, the “Insider Letters”);

(C) that certain Warrant Agreement dated October 6, 2020 between MAAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) (the “Warrant Agreement”); and

(D) that certain Registration and Stockholder Rights Agreement dated October 6, 2020 (the “MAAC Registration Rights Agreement”) by and among MAAC, the MAAC Sponsor and each of the other Holders (as such term is defined therein).

WHEREAS, as of the date hereof, each Shareholder, in its respective capacity as such, is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) the number of MAAC Class A Shares, (ii) private placement warrants (the “Warrants”) to purchase an aggregate number of MAAC Class A Shares and/or (iii) the number of MAAC Class B Shares, in each case, set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit (collectively, with respect to each Shareholder, the “Subject Company Securities”);

WHEREAS, as part of the Transactions, each of the MAAC Class A Shares and the MAAC Class B Shares will be converted into Company Post-Closing Common Shares on the terms and conditions set forth in the Business Combination Agreement;

WHEREAS, in connection with the Transactions, and concurrently with the execution of this Agreement and the Business Combination Agreement, (a) the Company and the MAAC Sponsor entered into that certain Lock-Up Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Sponsor Lock-Up Agreement”), and (b) the Company, on the one hand, and certain Company Shareholders, on the other hand, entered into those certain Lock-Up Agreements (as amended, supplemented or otherwise modified from time to time in accordance with their applicable terms, collectively, the “Significant Company Shareholder Lock-Up Agreements” and, together with the Sponsor Lock-Up Agreement, collectively, the “Lock-Up Agreements”);

WHEREAS, in consideration for the benefits to be received by the MAAC Sponsor and each of the Insiders under the terms of the Business Combination Agreement and as a material inducement to the Company and MAAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the MAAC Sponsor and each of the Insiders agrees to enter into this Agreement and to be bound by the applicable agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Company and MAAC would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without each of the Shareholders entering into this Agreement and agreeing to be bound by the applicable agreements, covenants and obligations contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Sponsor Letter and Insider Letters. The Company, MAAC, the MAAC Sponsor (in the case of clauses (a), (b), (c) and (e)) and each Insider (in the case of clauses (b) and (d), as it relates to the Insider Letter to which he or she is a party) hereby agree as follows:

(a) The Sponsor Letter provides in Section 1 thereof that MAAC shall not enter into a definitive agreement regarding a Business Combination (as defined therein) without the prior written consent of the MAAC Sponsor. The Transactions constitute a Business Combination for purposes of the Sponsor Letter and the MAAC Sponsor hereby consents to entry into the Business Combination Agreement.

(b) The Sponsor Letter provides in Section 2 thereof, and each Insider Letter provides in Section 1 thereof, for certain requirements of the MAAC Sponsor and the Insiders in respect of a Business Combination (in each case, as defined therein), including in respect of voting all MAAC Shares beneficially owned by the MAAC Sponsor and by the Insiders, as applicable, in favor of such Business Combinations and forgoing redemption rights in respect thereof. The Transactions constitute a Business Combination for purposes of the Sponsor Letter and each Insider Letter and the MAAC Sponsor and each Insider will comply with its, his or her respective obligations under Section 2 of the Sponsor Letter or Section 1 of its, his or her Insider Letter, as applicable.

(c) Subject to, and conditioned upon the occurrence and effective as of, the Effective Time, Section 6 of the Sponsor Letter shall be amended and restated to provide in its entirety as follows: “[Reserved].”

(d) Subject to, and conditioned upon the occurrence and effective as of, the Effective Time, Section 5 of each Insider Letter shall be amended and restated to provide in its entirety as follows: “[Reserved].”

(e) Section 7 of the Sponsor Letter is hereby amended and restated to provide in its entirety as follows: “[Reserved].” For the avoidance of doubt, if the Business Combination Agreement is terminated in accordance with its terms, then this clause (e) (and the amendment and restatement contemplated by this clause (e)) shall be of no further force and effect and Section 7 shall be reinstated and effective from and after such time.

2. Earn-Out Shares.

(a) Subject to, and conditioned upon the occurrence of and effective immediately after the Effective Time, (i) 20% of the number of Company Post-Closing Common Shares issued to the MAAC Sponsor upon the conversion of MAAC Class B Shares (rounded up to the nearest whole share) shall be subject to the provisions set forth below in this Section 2 (such Company Post-Closing Common Shares, the “20% Earn-Out Shares”), (ii) 10% of the number of Company Post-Closing Common Shares issued to the MAAC Sponsor upon the conversion of MAAC Class B Shares (rounded up to the nearest whole share) shall be subject to the provisions set forth below in this Section 2 (such Company Post-Closing Common Shares, the “10% Earn-Out Shares” and, together with the 20% Earn-Out Shares, the “Earn-Out Shares”) and (iii) the remaining 70% of the number of Company Post-Closing Common Shares issued to the MAAC Sponsor upon the conversion of MAAC Class B Shares (rounded down to the nearest whole share) shall not be subject to the provisions set forth below in this Section 2 (such Company Post-Closing Common Shares, the “Retained Shares”).

(b) Subject to, and conditioned upon the occurrence of and effective immediately after the Effective Time, the Earn-Out Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Section 2. The Earn-Out Shares shall vest and become free of the provisions set forth in this Section 2 at such time as the Stock Price (as defined below) of Company Post-Closing Common Shares equals or exceeds (x) with respect to the 20% Earn-Out Shares, $15.00 per share (the “20% Trigger Price”), and (y) with respect to the 10% Earn-Out Shares, $20.00 per share (the “10% Trigger Price” and, together with the 20% Trigger Price, the “Trigger Price”), in each case, for any 20 Trading Days within any 30 Trading Day period commencing no earlier than the Closing Date and ending no later than the fifth (5th) anniversary of the Closing Date (the “Earn-Out End Date”); provided, however, that (i) if the Earn-Out End Date occurs on a day that is not a Trading Day, then the Earn-Out End Date shall be deemed to occur on the next following Trading Day, and (ii) if the Company or any of its Affiliates enters into a definitive agreement with respect to a Sale (as defined below) on or prior to the Earn-Out End Date, then the Earn-Out End Date shall be automatically extended and shall be deemed to occur on the earlier of (A) the day after such Sale is consummated and (B) the termination of such definitive agreement with respect to such Sale in accordance with its terms. Any Earn-Out Shares that have not vested in accordance with this Section 2(b) or Section 2(c) on or before the Earn-Out End Date will be immediately forfeited at 11:59 p.m., New York, New York time on the Earn-Out End Date.

(c) In the event of a Sale (as defined below) on or prior to the Earn-Out End Date, any unvested Earn-Out Shares will fully vest and become free of the restrictions set forth in this Section 2 as of immediately prior to the closing of such Sale. For purposes of this Agreement, “Sale” means (A) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which substantially all of the Company Post-Closing Common Shares are, directly or indirectly, converted into cash, securities or other property or non-cash consideration (other than, in the case of this clause (A), any transaction in which the holders of Company Post-Closing Common Shares as of immediately prior to the consummation of such transaction continue to own all or substantially all of the equity securities of the Company (or any successor or parent entity of the Company) immediately following the consummation of such transaction), (B) a direct or indirect sale, lease, exchange or other transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Company’s assets, as determined on a consolidated basis, to a third party or third parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (C) any transaction or series of transactions that results, directly or indirectly, in the shareholders of the Company as of immediately prior to such transactions holding, in the aggregate, less than fifty percent (50%) of the voting Equity Securities of the Company (or any successor or parent company of the Company) immediately after the consummation thereof (excluding, for the avoidance of doubt, any Earn-out Shares) (in the case of each of clause (A), (B) or (C), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of Equity Securities or assets or otherwise).

(d) The MAAC Sponsor agrees that it shall not engage in any Sale Transaction (as defined in the Sponsor Lock-Up Agreement) with respect to any Earn-Out Shares until such time as the Earn-Out Shares have vested pursuant to Section 2(b) or Section 2(c). Notwithstanding the foregoing or anything to the contrary herein, (i) the MAAC Sponsor (and, for the avoidance of doubt, any permitted transferees pursuant to this clause (i)) may transfer all or any of the Earn-Out Shares in any transfer of the type described in Sections 1(b)(iv)(A) through (C) or (F) of the Sponsor Lock-Up Agreement, provided that, in the case of a transfer of the type described in clauses (A) through (C), the transferee shall, in addition to any requirements in the Sponsor Lock-Up Agreement, agree in writing that he, she or it is receiving and holding such Earn-Out Shares subject to the provisions of this Section 2 and (ii) from and after a transfer pursuant to clause (i) of this sentence, all references to the MAAC Sponsor in this Section 2 and Section 7 shall include such transferee and shall collectively mean the MAAC Sponsor (to the extent that it then holds Earn-Out Shares) and each permitted transferee of Earn-Out Shares pursuant to clause (i) of this sentence (in each case, to the extent he, she or it then holds Earn-Out Shares). Each transferee of Earn-Out Shares pursuant to clause (i) of the preceding sentence shall be a third party beneficiary of this Section 2 and Section 7.

(e) As used herein, “Stock Price” means, on any date on or after the Closing and on or prior to the Earn-Out End Date, the closing sale price per share of Company Post-Closing Common Shares reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by or an authoritative source generally used for such purposes and selected by the Company, and “Trading Day” means any day on which trading is generally conducted on Nasdaq or any other exchange on which the Company Post-Closing Common Shares are traded on or after the Closing and on or prior to the Earn-Out End Date. The Earn-out Shares and the applicable Trigger Price (and all references to Company Post-Closing Common Shares and each of the foregoing in this Agreement) shall each be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Post-Closing Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Post-Closing Common Shares (or any other Equity Securities into which they are adjusted pursuant to this Section 2(e)) at any time prior to the vesting of the Earn-out Shares pursuant to this Section 2 so as to provide the holders of the Earn-Out Shares with the same economic effect as contemplated by this Section 2 prior to such event and as so adjusted shall, from and after the date of such event, be the Earn-Out Shares and the 20% Trigger Price or the 10% Trigger Price, as applicable.

(f) The Company shall use reasonable best efforts to remain listed as a public company on, and for the Earn-Out Shares to be tradable over, Nasdaq or any other nationally recognized U.S. stock exchange; provided, however, the foregoing shall not limit the Company or any of its Affiliates from consummating a Sale or entering into a definitive agreement that contemplates a Sale. Subject to Section 2(c) and the other applicable provisions of this Section 2, upon the consummation of Sale the Company shall have no further obligations under this Section 2(f).

(g) At the time that the Earn-Out Shares become vested pursuant to this Section 2, the Company shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to the Earn-Out Shares related to such vesting or this Section 2 (other than, for the avoidance of doubt, those that relate to any applicable and then-existing Lock-Up Period (as defined in the Sponsor Lock-Up Agreement) with respect to such Earn-Out Shares).

(h) For the avoidance of doubt, (i) the MAAC Sponsor shall retain all of its rights as a stockholder of the Company with respect to the Earn-Out Shares owned by it during any period of time that such shares are subject to restriction on transfer or sale hereunder, including the right to vote any such shares and the right to receive dividends and other distributions with respect to such Earn-Out Shares prior to vesting (provided that dividends and other distributions with respect to Earn-Out Shares that are subject to vesting and are unvested at the time of such dividend or distribution shall be set aside by the Company and shall only be paid to such holders upon the vesting of such Earn-Out Shares (and, if any dividends or other distributions with respect to Earn-Out Shares are set aside and such Earn-Out Shares are subsequently forfeited pursuant to this Section 2, such set aside dividends or distributions shall become the property of the Company)), (ii) any Earn-Out Shares that vest in accordance with the terms of this Section 2 shall remain subject to any applicable Lock-Up Period set forth in the Sponsor Lock-Up Agreement and (iii) notwithstanding the expiration of any Lock-Up Period with respect to any Earn-Out Shares, such shares shall remain subject to any applicable restrictions set forth this Section 2.

(i) The MAAC Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the Earn-Out Shares.

(j) The Parties agree and acknowledge that the Earn-Out Shares are intended to constitute “voting stock” within the meaning of Section 368(a)(1) of the Code and the Treasury Regulations promulgated thereunder received by MAAC Sponsor in connection with the Merger, and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless (i) such Party requests that each of Kirkland & Ellis LLP and Davis Polk & Wardwell LLP provides written confirmation to the effect that such treatment is more likely than not correct, and each such law firm fails to provide such confirmation prior to the later of (A) thirty (30) days following such request is made and (B) sixty (60) days prior to the date on which the relevant Tax Return is due (taking into account applicable extensions); provided that the Parties shall provide customary factual representations to such law firm; provided, further, that, for the avoidance of doubt, the Parties shall not be required to restructure, or otherwise alter the terms of, the transaction as provided for in this Agreement or the Business Combination Agreement, or (ii) otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

3. Sponsor Exchange Ratio. For purposes of the Business Combination Agreement, the term “Sponsor Exchange Ratio” shall mean: (i) one minus (ii) a number equal to (A) 0.5 multiplied by (B) a fraction equal to (x) the number of MAAC Class A Shares with respect to which a MAAC Shareholder Redemption has been exercised divided by (y) the total number of MAAC Class A Shares outstanding as of the date hereof; provided that the number referenced in the foregoing clause (ii) shall not in any event be greater than 0.25.

4. Working Capital Loans; Related Party Agreements.

(a) With respect to any loan of funds made by the MAAC Sponsor or an Affiliate of the MAAC Sponsor or any of MAAC’s officers or directors (each, a “Lender”) to MAAC or any of its Subsidiaries, in each case, prior to the Closing (a “Working Capital Loan”) that is or may be convertible into warrants or other securities (derivative or otherwise) of MAAC or the Company, MAAC, the MAAC Sponsor and the Insiders hereby agrees, and shall take such reasonably necessary or appropriate actions within its power so as to ensure, that each and any Working Capital Loan shall be repaid solely in cash, and that no Working Capital Loan will be converted into warrants or other securities (derivative or otherwise) of MAAC or the Company, notwithstanding any applicable provisions of the Insider Letter, the Warrant Agreement, the MAAC Registration Rights Agreement or any other Contract.

(b) MAAC and the MAAC Sponsor agree that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule A attached hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination), effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination, MAAC shall not have any further Liabilities under each such agreement.

5. MAAC Registration Rights Agreement. Subject to, and conditioned upon the occurrence and effective as of the Effective Time, MAAC, the MAAC Sponsor and each of the other Shareholders who are party to the MAAC Registration Rights Agreement agree that the MAAC Registration Rights Agreement is hereby terminated in its entirety, and shall be of no further force or effect from and after such time.

6. Anti-Dilution Adjustment Waiver. Subject to, and conditioned upon the occurrence of and effective as of immediately prior to the Effective Time, the MAAC Sponsor, which is the holder of at least a majority of the outstanding MAAC Class B Shares as of the date hereof, hereby waives on behalf of the holders of all MAAC Class B Shares, pursuant to and in compliance with the provisions of the Amended and Restated Certificate of Incorporation of MAAC (the “MAAC Charter”), any adjustment to the conversion ratio set forth in Article Eighth of the MAAC Charter, and any rights to other anti-dilution protections with respect to the MAAC Class B Shares, that may result from the PIPE Financing and/or the consummation of the Transactions.

7. Registration Rights.

(a) Capitalized terms used in this Section 7 but not otherwise defined herein shall have the meanings ascribed to them in the Registration Rights Agreement (as in effect as of the date hereof); provided that, for purposes of Section 7, (i) the term “Registrable Securities” shall be deemed to include the Common Shares (including any Common Shares underlying any other securities of the Company or into which other securities of the Company are convertible into, exercisable or exchangeable for) held by or on behalf of the Shareholders as of immediately following the Effective Time and (ii) the term “Investor” shall be deemed to include the MAAC Sponsor.

(b) The Company shall file within thirty (30) days of the consummation of the Go Public Transaction, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Resale S-1 Shelf or, if the Company is eligible to use a Resale S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) and any other Common Shares or other securities of the Company issued in connection with the Go Public Transaction (including any Common Shares underlying any other securities of the Company or into which other securities of the Company are convertible into, exercisable or exchangeable for) the transfer or sale of which has not been registered under the Securities Act; provided, that the Company and the Shareholders acknowledge and agree that the sale of any Registrable Securities registered under such Resale Shelf may be subject to restrictions imposed by the Lock-Up Agreements and/or applicable securities laws. Such Resale Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, the MAAC Sponsor and any other Investor named therein. The MAAC Sponsor shall be entitled to the benefits of Section 4 and the first, second and third sentences of Section 1(f)(ii), mutatis mutandis, under the Registration Rights Agreement with respect to its Common Shares or other securities of the Company and it shall not be subject to any “cutback” or other restriction in connection with the inclusion of its Common Shares or other securities in any Resale Shelf.

(c) The MAAC Sponsor will be offered an opportunity to participate in (x) an offering and/or sale of Common Shares by any holder that is conducted as a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction or (y) an “at the market” or similar registered offering of the Covered Securities through a broker, sales agent or distribution agent, whether as agent or principal. The rights of the MAAC Sponsor set forth in this Section 7(c) shall be substantially the same as those investors who are party to the Registration Rights Agreement.

8. Other Covenants and Agreements.

(a) Each Shareholder shall not, and each Shareholder shall cause its controlled Affiliates and its and their respective officers and directors not to, and shall use reasonable best efforts to cause its other Representatives not to, at or at any time prior to the Effective Time, issue any press releases or make any public announcements with respect to this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby that contain any information that is not, at the applicable time, already publicly available (other than as a result of disclosure by the Shareholder in violation of any applicable confidentiality obligations) without the prior written consent of the Company and MAAC, provided, however, that the Shareholder and its Representatives may issue or make, as applicable, any such press release, public announcement or other communication to the extent such press release, public announcement or other communication is required by applicable Law or applicable rule of a stock exchange on which its or any of its Affiliates’ securities are listed, in which case the Shareholder or its applicable Affiliates shall, to the extent reasonably practicable and unless and to the extent prohibited by such applicable Law, reasonably consult with the Company and MAAC in connection therewith and provide the Company and MAAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith. Notwithstanding anything to the contrary in this Section 8(a) or otherwise in this Agreement, each Shareholder and its Representatives may provide general information about the subject matter of this Agreement, the Business Combination Agreement and the transactions contemplated hereby and thereby (1) to their respective affiliates, their and their affiliates’ respective directors, officers, employees, partners, members, agents, attorneys and consultants, financial and other advisors, (2) to the extent required by any federal, state, national, foreign or other regulatory or self-regulatory authority having jurisdiction over the Shareholder or its Representatives, (3) to any Person if necessary to effect compliance with any law, rule, regulation, investigation, audit, request or order of a Governmental Entity of competent jurisdiction that is applicable to the Shareholder or its Representatives, including in response to any subpoena or other legal process, audit or examinations or (4) to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities (so long as, in the case of this clause (4), the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information); provided further that in the case of the foregoing clause (2) and (3), each Shareholder or its Representatives promptly notifies the Company of such disclosure to the extent the Shareholder or its Representatives are legally permitted to give such notice and it is reasonably practicable; provided further that no such notice shall be required where disclosure is made (x) in response to and required by a general request by a regulatory or self-regulatory authority of competent jurisdiction or (y) in connection with and required by a routine audit or examination by a bank examiner or auditor and such audit or examination does not reference the Company, this Agreement or the Business Combination Agreement.

(b) If applicable, prior to the Effective Time, each Shareholder hereby agrees to as promptly as practicable execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or reasonably advisable, in each case, as mutually reasonably determined and agreed to by MAAC and the Company (such determination and agreement not to be unreasonably withheld, conditioned or delayed by either MAAC or the Company), in connection with, or otherwise in furtherance of, the transactions and the other covenants and agreements contemplated by the Business Combination Agreement or this Agreement (provided, however, that in no event shall any Shareholder be obligated to take, approve or consent to any action that would result in any adverse economic or other material change to the Business Combination Agreement, this Agreement or any other Ancillary Document to which he, she or it is or will be a party). If applicable, from and after the Effective Time, MAAC Sponsor and the Company each hereby agrees to as promptly as practicable execute and deliver execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be reasonably necessary to effectuate the purpose of the covenants and agreements of this Agreement that survive the Effective Time. Notwithstanding the foregoing, no Shareholder or the Company shall be required to provide any information which is, based on the advice of outside counsel, subject to legal privilege.

(c) Without limiting Section 8(b), the MAAC Sponsor and the Company shall each (i) make any appropriate filings pursuant to the HSR Act with respect to the Company Post-Closing Common Shares to be received by the MAAC Sponsor pursuant to the terms of the Business Combination Agreement as promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement, (ii) use reasonable best efforts to obtain any other approvals of any Governmental Entity as may be required to be obtained by the MAAC Sponsor or the Company in connection with the receipt by the MAAC Sponsor of the Company Post-Closing Common Shares to be received by the MAAC Sponsor pursuant to the terms of the Business Combination Agreement and (iii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act or in connection with such other required approvals of any Governmental Entity described in clause (ii). The MAAC Sponsor and the Company shall each pay fifty percent (50%) of the HSR Act filing fee. Without limiting the foregoing, the MAAC Sponsor and its applicable Affiliates and the Company and its applicable Affiliates shall not (A) extend any waiting period, review period or comparable period under the HSR Act or in connection with such other required approvals of any Governmental Entity, (B) request early termination of any waiting period, review period or comparable period under the HSR Act without the prior written consent of the MAAC Sponsor (in the case of the Company or any of its applicable Affiliates) or the Company (in the case of the MAAC Sponsor or any of its applicable Affiliates) or (C) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by the Business Combination Agreement except with the prior written consent of the Company and MAAC (in the case of MAAC Sponsor or any of its applicable Affiliates) or MAAC Sponsor (in the case of the Company or any of its applicable Affiliates). The MAAC Sponsor shall promptly inform the Company and MAAC of any communication received by the MAAC Sponsor from any Governmental Entity relating to the matters contemplated by this Section 8(c), and the Company shall promptly inform the MAAC Sponsor and MAAC of any communication received by any Group Company from any Governmental Entity relating to the matters contemplated by this Section 8(c). The MAAC Sponsor shall give the Company and its counsel, and MAAC and its counsel, a reasonable opportunity to review in advance, and consider in good faith the views thereof in connection with, any proposed written communication to any Governmental Entity relating to the matters contemplated by this Section 8(c), and the Company shall give MAAC Sponsor and its counsel and MAAC and its counsel a reasonable opportunity to review in advance, and consider in good faith the views thereof in connection with, any proposed written communication to any Governmental Entity relating to the matters contemplated by this Section 8(c). The MAAC Sponsor and the Company each agrees not to, and to cause its Representatives not to, participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the matters contemplated by this Section 8(c) unless it consults with the Company and MAAC (in the case of the MAAC Sponsor or its Representatives) or the MAAC Sponsor and MAAC (in the case of the Company or its Representatives) in advance and, to the extent not prohibited by such Governmental Entity, gives the Company and MAAC (in the case of the MAAC Sponsor or its Representatives) or the MAAC Sponsor and MAAC (in the case of the Company or its Representatives) the opportunity to attend and participate in such meeting or discussion.

(d) Each Shareholder acknowledges and agrees that MAAC and the Company are entering into the Business Combination Agreement in reliance upon such Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the applicable agreements, covenants and obligations contained in this Agreement and, but for each Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the applicable agreements, covenants and obligations contained in this Agreement, MAAC and the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

9. Shareholder Representations and Warranties. Each Shareholder represents and warrants, as of the date hereof, solely with respect to himself, herself or itself, and not on behalf of any other Shareholder, to the Company and MAAC as follows:

(a) If the Shareholder is not an individual, the Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Shareholder (if not an individual) has the requisite corporate, limited liability company or other similar power and authority and, if the Shareholder is an individual, legal capacity to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the other parties hereto), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for (A) compliance with and filings under the HSR Act, if applicable, or under any applicable Foreign and Domestic Approval Laws, (B) any filings with the SEC related to his, her or its ownership of Equity Securities of MAAC or Company Post-Closing Common Shares or the transactions contemplated by the Business Combination Agreement, this Agreement or any other Ancillary Documents to which he, she or it is a party, or (C) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Shareholder is not an individual, result in any breach of any provision of the Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of his, her or its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, the Business Combination Agreement or any other Ancillary Document, result in the creation of any Lien upon the Subject Company Securities (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) and (iii) above, as would not reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) The Shareholder is, as of the date hereof, the record and beneficial owner of the Subject Company Securities as set forth on Exhibit A hereto. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Securities set forth on Exhibit A hereto as of the date hereof. Except for this Agreement, the Business Combination Agreement, the other Ancillary Documents to which he, she or it is or will be a party, the Affected Agreements and the Governing Documents of MAAC, the Shareholder is not party to or bound by (i) any option, warrant, purchase right or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require the Shareholder to Transfer any of the Subject Company Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Securities, in the case of either clause (i) or (ii), that would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(f) There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against or involving the Shareholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the transactions contemplated by this Agreement, the Business Combination Agreement and the other applicable Ancillary Documents to which he, she or it is or will be a party as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of MAAC, the Company or any other Person, either express or implied, and the Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of MAAC, the Company or any other Person makes or has made any representation or warranty, either express or implied, to the Shareholder in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

10. Company and MAAC Acknowledgement. In entering into this Agreement, the Business Combination Agreement and the other Ancillary Documents to it is or will be a party, each of the Company and MAAC have not relied on any representations or warranties of the Shareholder, either express or implied, except for the representations and warranties of the Shareholder expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party and to which MAAC or the Company, as applicable, is or will be a party.

11. Transfer of Subject Company Securities. From and after the date hereof and until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Effective Time, each Shareholder agrees not to (a) Transfer any of the Subject Company Securities, (b) enter into (i) any option, warrant, purchase right, or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require the Shareholder to Transfer the Subject Company Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Securities, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b), unless, in the case of clauses (a) through (c), the Shareholder causes any transferee of any such Transfer to enter into a written agreement in form and substance reasonably satisfactory to MAAC and the Company agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the Shareholder hereunder and the making of all the representations and warranties of the Shareholder set forth in Section 9 with respect to such transferee and his, her or its Subject Company Securities received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer; provided that, if the Shareholder is not an individual, a Transfer of securities in the Shareholder by an equityholder of the Shareholder shall not require the transferee to enter into such written agreement so long as (x) following such Transfer, the Shareholder continues to hold the Subject Company Securities and to have the exclusive right to vote and to take all other actions related to the ownership of the Subject Company Securities without restriction and (y) such Transfer would otherwise be permitted under the Shareholders Agreement. For purposes of this Agreement, “Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

12. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 10, this Section 12 and the representations and warranties set forth in Sections 9(g) and (h) shall each survive any termination of this Agreement, and (iii) Sections 13 through 21 shall survive any termination of this Agreement. For purposes of this Section 12, (x) “Willful Breach” means a material breach of this Agreement that is a consequence of an act or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly made by such

Party in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, entering into this Agreement, and (E) another Party suffering damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

13. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of the Subject Company Securities and, (i.e., if such Shareholder is an individual, not in such Shareholder’s capacity as a director, officer or employee of MAAC), and (b) nothing herein will be construed to limit or affect any action or inaction by such Shareholder if such Shareholder is an individual, or, if such Shareholder is not an individual, any representative of such Shareholder serving as a member of the board of directors of MAAC or as an officer, employee or fiduciary of MAAC, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of MAAC.

14. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to MAAC or the MAAC Sponsor, to:

c/o Patient Square Capital

724 Oak Grove Ave, Suite 130

Menlo Park, California 94025

Attention:     Maria Walker

Email:          maria@patientsquarecapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     Michael Weisser, P.C.; Ryan Brissette; Sharon Freiman

Email:           michael.weisser@kirkland.com; ryan.brissette@kirkland.com;

                       sharon.freiman@kirkland.com

If to the Company, to:

Roivant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London SW1Y 4LB

United Kingdom

Attention:     Matthew Gline

E-mail:         matthew.gline@roivant.com; legalnotices@roivant.com

with a copy (which shall not constitute notice) to:

Roivant Sciences, Inc.

151 West 42nd Street, 15th Floor

New York, NY 10036

Attention:     General Counsel

Email:           jo.chen@roivant.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:     Derek Dostal; Lee Hochbaum; Brian Wolfe

Email:           derek.dostal@davispolk.com; lee.hochbaum@davispolk.com;

            brian.wolfe@davispolk.com

if to a Shareholder other than the MAAC Sponsor, to the address on the Shareholder’s signature page hereto;

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

15. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein (including the Ancillary Documents) constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Affected Agreement, this Agreement shall control with respect to the subject matter thereof.

16. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholders, the Company and MAAC. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Subject to Section 2(d), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by a Shareholder or the Company without MAAC’s prior written consent (to be withheld or given in its sole discretion) or by MAAC without the Company’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 16 shall be null and void ab initio.

17. Fees and Expenses. Except, in the case of MAAC and the Company, as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, any such reasonable and documented fees and expenses incurred by the Shareholders in connection with this Agreement and the transactions contemplated hereby on or prior to the Closing shall be deemed to be fees and expenses of MAAC.

18. No Third Party Beneficiaries. Except as set forth in Section 2(d), this Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.

19. Miscellaneous. Sections 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

20. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company, any Company Non-Party Affiliate, or any MAAC Non-Party Affiliate any direct or indirect ownership or incidents of ownership of or with respect to the Subject Company Securities. All rights, ownership and economic benefits of and relating to the Subject Company Securities shall remain vested in and belong to each Shareholder, and the Company and MAAC (and each other Company Non-Party Affiliate and MAAC Non-Party Affiliate) shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct any Shareholder in the voting of any of the Subject Company Securities, except as otherwise expressly provided herein with respect to the Subject Company Securities. Except as otherwise set forth in Section 1, no Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of MAAC.

21. Spouses and Community Property Matters. Each Shareholder’s spouse (if applicable) hereby represents, warrants and covenants to MAAC and the Company that such spouse shall not assert or enforce, and does hereby waive, any rights granted under any community property statue with respect to the Subject Company Securities that would adversely affect (x) the covenants made by the applicable Shareholder pursuant to this Agreement or (y) the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

22. No Recourse. Except for claims pursuant to the Business Combination Agreement or any Ancillary Document by any party(ies) thereto against any other party(ies) on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Person that is not a Party, and (b) without limiting the generality of the foregoing, no Person that is not a Party shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Shareholder have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any other Shareholder under this Agreement (including related to or arising out of the breach of any such covenant, agreement, obligation, representation or warranty by any other Shareholder), and (ii) in no event shall MAAC have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warrants of any Shareholder under this Agreement (including related to or arising out of any breach of any such covenant, agreement, obligation, representation or warranty by any such Shareholder).

23. Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except for those covenants and agreements in this Agreement that, by their terms, expressly contemplate performance or survival after the Effective Time, which covenants and agreements shall so survive the Effective Time in accordance with their terms; provided that the foregoing shall not limit any Party’s rights in the event of another Party’s Willful Breach of any agreement and covenant set forth in Section 4(a) or Section 11 prior to the Effective Time.

[Signature page(s) follow(s).]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

ROIVANT SCIENCES LTD.

By:	/s/ Matt Maisak
Name:	Matt Maisak
Title:	Authorized Signatory

[Signature Page to Sponsor Support Agreement]

N WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

MONTES ARCHIMEDES ACQUISITION CORP.

By:	/s/ Maria C. Walker
Name:	Maria C. Walker
Title:	Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

PATIENT SQUARE CAPITAL LLC

By:	/s/ Maria C. Walker
Name:	Maria C. Walker
Title:	Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ George Barrett
Name:	George Barrett
Address:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ James C. Momtazee
Name:	James C. Momtazee
Address:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Maria C. Walker
Name:	Maria C. Walker
Address:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Steve Oesterle
Name:	Steve Oesterle
Address:

[Signature Page to Sponsor Support Agreement]

EXHIBIT A — MAAC Security Ownership

	Class A common stock		Class B common stock			Private Placement Warrants
Name of Beneficial Owners	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class		Number of Warrants	Approximate Percentage of Class
Patient Square Capital LLC	—	—	10,167,956	99%		10,214,365	100%
James C. Momtazee	—	—	10,167,956	99%		—	—
Maria C. Walker	—	—	—	—		—	—
George Barrett	—	—	50,000	*	**	—	—
Dr. Stephen Oesterle	—	—	50,000	*	**	—	—

***	Less than 1%

[Exhibit A to Sponsor Support Agreement]

SCHEDULE A

1.	The letter, dated as of October 6, 2020, regarding “administrative support agreement” by and between MAAC and the MAAC Sponsor.

2.	The Securities Subscription Agreement, dated as of July 23, 2020, by and between MAAC and the MAAC Sponsor.

[Exhibit B to Sponsor Support Agreement]